Exhibit 17.2

January 11, 2010

Board of Directors

Winrock International, Inc.

2000 Hamilton Street, #943

Philadelphia, PA 19130

Re: Resignation as President and Secretary

To the Board of Directors:

Please be advised that I hereby resign as President, Secretary and Treasurer of Winrock International, Inc., a Delaware corporation (the “Company”), effective upon the consummation of the transactions contemplated under that certain Common Stock Purchase Agreement by and between the Company and U.S. Salt Mining International, Corp., dated January 11, 2010.

Very truly yours,

/s/ William Tay

_____________________________

William Tay